PROSPECTUS SUPPLEMENT
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(To Prospectus dated September 29, 1998)

                             THE MEDITRUST COMPANIES

                                11,000,000 Shares
                             of Paired Common Stock

      This prospectus supplement and the accompanying prospectus relate to the offer and sale of up to 11,000,000 shares of common stock of Meditrust Corporation and Meditrust Operating Company which are paired and traded as units of paired common stock. The 11,000,000 shares of paired common stock represent 8,500,000 shares of paired common stock equal to the shares of Series A Non-Voting Convertible Common Stock previously sold by us to Merrill Lynch International and up to 2,500,000 shares of paired common stock previously delivered by us to Merrill Lynch International under the transactions described in the accompanying prospectus under "The Meditrust Companies--Recent Developments--The Merrill Lynch Transaction." The net proceeds that we will receive from the sale of shares of paired common stock will be used to satisfy our obligations to Merrill Lynch International under those transactions.

      We will be offering and selling paired common stock to the public from time to time by or through Merrill Lynch, Pierce, Fenner & Smith Incorporated on the New York Stock Exchange, in the over-the-counter market, or on any national securities exchange on which the shares of paired common stock are listed or traded, at market prices prevailing at the time of sale.

      The paired common stock are traded on the NYSE under the symbol "MT." The last reported sale price of a share of paired common stock on the NYSE on October 8, 1998 was $12.3125.

      Investing in the paired common stock involves certain risks. See "Risk Factors" beginning on page 5 of the accompanying prospectus.

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      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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           The date of this Prospectus Supplement is October 9, 1998.